Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces 2004 Sales Growth of 9.8%

Board Approves 7.7% Dividend Increase and Authorizes Repurchase of 2.5 Million Shares

Reported Earnings Per Diluted Share of $3.21, with Comparable EPS Growth of 13.8%

FULLERTON, California, January 28, 2005 - Beckman Coulter, Inc. (NYSE:BEC) announced today fourth quarter and year ended December 31, 2004 results.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003	Change	2004	2003	Change

Reported Results
(Amounts in millions, except amounts per share)
Sales	$693.0	$638.6	8.5%	$2,408.3	$2,192.5	9.8%
Net Earnings	$59.8	$70.4	(15.1)%	$210.9	$207.2	1.8%
Earnings Per Diluted Share	$0.91	$1.07	(15.0)%	$3.21	$3.21	0.0%

Comparable Results*
Sales	$693.0	$638.6	8.5%	$2,408.3	$2,190.6	9.9%
Net Earnings	$59.8	$59.0	1.4%	$210.9	$181.9	15.9%
Earnings Per Diluted Share	$0.91	$0.90	1.1%	$3.21	$2.82	13.8%

*See following “Non-GAAP Disclosures” where the impacts of certain items on Reported Results are discussed.

2004 Overview

2004 was an investment year in which Beckman Coulter built a foundation for future growth and profitability; realizing comparable EPS gains of 13.8%, while building operating infrastructure.

The following factors were associated with this outcome:

•                  Sales grew 9.8% to a record $2.4 billion.

•                  Growing sales of diagnostic instrument systems are driving market share gains, but are reducing margins in the near term.  In the future, these additions to Beckman Coulter’s installed base will consume an attractive revenue stream of profitable, aftermarket test kits.

•                  Additions to the sales and marketing teams helped accelerate system placements, particularly in clinical diagnostics.  As a follow on, the field service organization was expanded to support increased system installations and the growing installed base.

•                  The relatively flat tax rate of 24.2% was more favorable than anticipated and included the tax effect relating to the repatriation of $88 million in foreign earnings. This, combined with lower net interest expense, largely offset the operating investment in system placements, sales, marketing, and field service.

Chairman and Chief Executive Officer, John P. Wareham, observed, “In 2004 we gained market share in clinical diagnostics setting the stage for future margin expansion by leveraging product strength with additional investment in selling and service.  Returns, in the form of higher margin test kit sales should begin to flow late in 2005, with the most noticeable gains in 2006.”

Fourth Quarter Discussion

Sales in the fourth quarter grew 8.5%, led by solid performance in the Clinical Diagnostics Division.  The new UniCel® DxI 800 Access® immunoassay system propelled immunodiagnostics sales to more than 17% growth.  Routine chemistry also performed well, led by placements of laboratory automation systems and SYNCHRON LXâi 725 integrated workcells.  Biomedical Research Division sales were up 3.7%, with balanced growth across all product areas.

On a constant currency basis, sales in the Americas and Asia were up 10.4% and 7%, respectively, while sales in Europe declined 3.4%.  On a reported basis, currency added 2.4 percentage points to worldwide comparable sales growth.

A favorable currency impact on gross profit was more than offset by several factors, including continued infrastructure investment to support the installation and servicing of new diagnostic systems, higher than anticipated mix of systems-to-aftermarket sales, particularly in immunodiagnostics and routine chemistry, and operating variances including increased freight costs.  Gross profit margin for the quarter was 45.9%, down 1.8 percentage points from prior year quarter.  On a comparable basis, a relatively flat operating expense ratio combined with lower gross profit margin led to an operating income margin decline of 1.9 percentage points.

Non-operating expense was down more than $5 million from prior year quarter due to lower currency related costs and lower net interest expense.  The company’s tax rate in the fourth quarter was 25.7% due to various favorable items including geographic mix, which significantly reduced the tax effect relating to the repatriation of $88 million in foreign earnings under the provisions of the American Jobs Creation Act of 2004.

Reported net earnings for the quarter declined by $10.6 million before adjusting for a favorable litigation settlement in the fourth quarter of 2003.  Reported diluted earnings per share were $0.91. The tax impact of the repatriation reduced reported earnings per share by $0.11.

The following business developments and product announcements were significant in the fourth quarter:

Business Developments:

•                  Signed distribution agreement with pION, Inc. for automated drug permeability analysis solutions.

•                  Kevin M. Farr, chief financial officer of Mattel, Inc., was appointed a member of the Board of Directors.

Product Announcements:

•                  Announced availability of stemCXP software module for stem cell monitoring on our Cytomics FC 500 series flow cytometers.

•                  Released two new tests, Intrinsic Factor Ab assay for anemia and DHEA-S fertility assay, for use on Beckman Coulter’s entire line of immunoassay systems.

Full Year 2004 Discussion

Beckman Coulter’s worldwide annual sales increased 9.8% over prior year.  Sales growth was led by the Clinical Diagnostics Division, with an increase of nearly 12%.  Within the division, placements of the UniCel® DxI 800 Access® immunoassay system pushed sales in immunodiagnostics up more than 18%, while laboratory automation placements drove routine chemistry up nearly 13%.

In the constrained biomedical research testing markets, sales grew 5.5% spurred by demand for proteomic systems and specialty testing products.  Specialty testing revenues grew nearly 9%, reflecting strong unit placements of Cytomics FC 500 series flow cytometers and reagents.

On a constant currency basis, all three geographies grew due to the strength of Clinical Diagnostics.  Sales in the Americas were up nearly 9%, Asian sales were up more than 5% and European sales grew nearly 3%.  On a reported basis, currency added 2.9 percentage points to comparable worldwide sales growth.

Gross profit margin was 47.3% of sales, down modestly compared to prior year.  The benefit of a weaker US dollar was more than offset by continued investments in the Clinical Diagnostics Division service infrastructure and operating variances including higher freight costs.  On a comparable basis, operating income was up 9.2% to $333.7 million.  A lower operating expense ratio offset a lower gross profit margin, yielding an operating income margin level with prior year.

Non-operating expenses were essentially unchanged compared to prior year, with higher currency related costs offset by lower net interest expense.  The reported tax rate was relatively flat with prior year at 24.2%, including the tax effect relating to the company’s repatriation of $88 million in foreign earnings.

Reported net earnings in 2004 grew 1.8% to $210.9 million.  On a comparable basis, before adjusting for a favorable litigation settlement in 2003, net earnings grew 15.9% and diluted earnings per share were $3.21, up 13.8% over 2003.  (See Non-GAAP Disclosures.)  The tax impact of the repatriation reduced reported earnings per share by $0.11.

Wareham continued, “2004 was a strong year for Beckman Coulter.  Our Clinical Diagnostics revenues grew nearly 12% as the division continues to deliver industry-leading systems to improve the productivity of clinical laboratory processes.  In spite of tight R&D investments by pharmaceutical, biotechnology and government research institutions, our Biomedical Research Division continues to grow modestly due to new product flow.

“Our focus is on further penetration of the continuum of testing between basic disease research, drug research and patient diagnostic testing.  To this end, in 2004, we enhanced our offerings in AIDS therapy monitoring, immunoassay testing and sample preparation for DNA, protein and cell-based research.”

2005 Outlook

On January 21, 2005, the company announced that Scott Garrett has been named chief executive officer, effective February 21, succeeding John P. Wareham.  In a separate action, Garrett was elected to Beckman Coulter’s board of directors, effective January 17, 2005.

Scott Garrett, currently president and chief operating officer, said “Our outlook for 2005 is based on the continued growth of our Clinical Diagnostics Division, led by the accelerating adoption of laboratory automation, the ongoing penetration of large laboratories with our UniCel® DxI 800 immunoassay system and the introduction of a family of new routine chemistry systems, the UniCel® DxC SYNCHRON® 600 and 800.  We will also expand our menu of immunoassay tests, with more than ten slated for launch in 2005.  Our Biomedical Research Division will also benefit from new products for genomics, proteomics, and cell-based research, along with the new PointCare™ and Quanta™ flow cytometers and the new Vidiera™ products that enable nucleic acid sample preparation and testing.

“Assuming a relatively comparable currency environment, we continue to expect 2005 total company sales to increase 7 to 9% over 2004.  Market share gains and new products should enable 2005 sales in the Clinical Diagnostics Division to grow 9 to 11%.  In spite of continuing constraints in the life science market, the Biomedical Research Division should grow 4 to 6% on the strength of new product flow.”

Continued Garrett, “For the year, gross profit margin should improve about 50 basis points as the rate of investment in our service infrastructure slows.  Our operating income margin should improve about 75 basis points.  Non-operating expenses should decrease by $10 to 15 million relative to 2004 due to lower currency-related expenses.  Our tax rate should be 29 to 31% and may fluctuate quarterly based on the timing of realized tax credits and geographic profit mix.  Diluted earnings per share should be in the range of $3.55 to $3.65, based on a diluted count of approximately 66 million shares.

Concluded Garrett, “Looking specifically at the first quarter, we had exceptionally strong sales growth a year ago, so our sales comparisons will be a bit tough.  Total company sales should grow 6 to 9%, depending on currency, led by 7 to 10% growth in the Clinical Diagnostics Division and 4 to 7% growth in the Biomedical Research Division.  Gross profit margin should improve about 50 basis points resulting in a slight improvement in operating margin over prior year quarter.  Non-operating expense should improve about $5 million.  Earnings per diluted share should be $0.59 to $0.66.”

Quarterly Dividend Increase

The company’s Board of Directors declared a quarterly cash dividend of $0.14 per share, a 7.7% or $0.01 per share increase, payable on March 10, 2005 to stockholders of record on February 18, 2005.  This dividend represents the 63rd consecutive quarterly dividend payout and 13th consecutive year of increase in annual dividends since the company’s relisting on the New York Stock Exchange in 1988.

Stock Repurchase Plan Approved

On January 27, 2005, the company’s Board of Directors authorized through 2006 the repurchase of up to 2.5 million shares of the company’s outstanding common stock.

Investor Conference Call

As previously announced, there will be a conference call today, Friday, January 28, 2005 at 9:30 am ET to discuss the fourth quarter ended December 31, 2004 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s New”.  The webcast will be archived on both websites for future on-demand replay through Friday, February 25, 2005.

This press release contains the company’s unaudited financial results for 2004. These results may change as a result of the completion of independent audit and management review activities. Final audited results will be provided in the company’s annual report on form 10-K. This press release also contains forward-looking statements regarding the company’s outlook for 2005, including expectations for developments in the clinical diagnostics and biomedical research markets, sales, margins, operating income, non-operating expenses, pretax income, tax rate, net earnings and earnings per diluted share growth. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the timing and extent of the recovery in the biomedical research market, and the availability of government funding for biomedical research, bioterrorism, forensics and food safety applications.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors as outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

FOURTH QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Sales	$693.0	$638.6	$2,408.3	$2,192.5

Cost of sales	374.9	334.2	1,269.3	1,144.8

Gross profit	318.1	304.4	1,139.0	1,047.7

Operating costs and expenses:
Selling, general and administrative	173.1	157.5	606.0	555.3
Research and development	53.8	54.9	200.0	194.3
Restructure (credit) charge	—	—	(0.7)	18.5
Litigation settlement and related expenses	—	(23.0)	—	(49.9)
Total operating cost and expenses	226.9	189.4	805.3	718.2

Operating income	91.2	115.0	333.7	329.5

Non-operating (income) and expense:
Interest income	(3.9)	(2.5)	(13.2)	(9.9)
Interest expense	10.5	8.6	36.2	40.2
Other, net	4.1	10.1	32.5	26.4
Total non-operating expenses	10.7	16.2	55.5	56.7

Earnings before income taxes	80.5	98.8	278.2	272.8
Income taxes	20.7	28.4	67.3	65.6

Net earnings	$59.8	$70.4	$210.9	$207.2

Basic earnings per share	$0.97	$1.14	$3.42	$3.38

Weighted average number of basic shares outstanding (in thousands)	61,454	61,828	61,643	61,212

Diluted earnings per share	$0.91	$1.07	$3.21	$3.21

Weighted average number of basic and dilutive shares outstanding (in thousands)	65,707	65,734	65,773	64,493

Dividends declared per share	$0.13	$0.11	$0.48	$0.40

BECKMAN COULTER, INC.

FOURTH QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except amounts per share)

	December 31,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$67.9	$74.6
Trade and other receivables, net	653.5	580.0
Inventories	463.2	389.0
Other current assets	95.0	89.0
Total current assets	1,279.6	1,132.6

Property, plant and equipment, net	443.8	398.9
Goodwill	392.1	388.8
Other intangibles, net	321.1	323.4
Other assets	358.4	285.9
Total assets	$2,795.0	$2,529.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	502.7	456.2
Notes payable and current maturities of long-term debt	47.7	39.3
Income taxes	62.9	54.1
Total current liabilities	613.3	549.6

Long-term debt, less current maturities	611.7	625.6
Deferred income taxes	175.6	151.9
Other liabilities	300.1	304.8
Total liabilities	1,700.7	1,631.9

Stockholders’ equity:
Common stock	6.7	6.5
Additional paid-in-capital	414.7	327.5
Retained earnings	820.8	639.9
Accumulated other comprehensive income	68.4	7.1
Treasury stock at cost	(214.4)	(80.2)
Unearned compensation	(1.9)	(3.1)
Common stock held in grantor trust	(15.4)	(14.1)
Grantor trust liability	15.4	14.1
Total stockholders’ equity	1,094.3	897.7
Total liabilities and stockholders’ equity	$2,795.0	$2,529.6

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BECKMAN COULTER, INC.

FOURTH QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2004			December 31, 2004
			Constant			Constant
		Reported	Currency		Reported	Currency
	$	Growth %	Growth %	$	Growth %	Growth %

Routine Chemistry	$199.1	14.6	12.7	$698.4	12.7	10.5
Immunodiagnostics	140.7	17.2	14.6	501.8	18.4	15.4
Subtotal Chemistry	339.8	15.6	13.4	1,200.2	15.0	12.5

Hematology	145.3	0.7	(1.2)	521.3	4.7	2.0
Total Clinical Diagnostics	485.1	10.7	8.6	1,721.5	11.7	9.1

Robotic Auto/Genetic Analysis	50.0	3.5	0.2	158.4	2.9	(1.0)
Centrifuge/Analytical Systems	86.7	2.4	(0.5)	287.0	4.2	0.7
Specialty Testing	71.2	5.6	2.4	241.4	8.7	4.4
Total Biomedical Research	207.9	3.7	0.6	686.8	5.5	1.6

Total Beckman Coulter	$693.0	8.5	6.1	$2,408.3	9.8	6.9

GEOGRAPHIC SALES

(Amounts in millions)

Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2004			December 31, 2004
			Constant			Constant
		Reported	Currency		Reported	Currency
	$	Growth %	Growth %	$	Growth %	Growth %

Americas	$418.4	11.0	10.4	$1,478.7	9.3	8.8
Europe	183.2	3.1	(3.4)	635.9	11.1	2.8
Asia	91.4	9.1	7.0	293.7	10.2	5.4

Total Beckman Coulter	$693.0	8.5	6.1	$2,408.3	9.8	6.9

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Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a more meaningful presentation of the Company’s results. These non-GAAP disclosures exclude the following:

Currency Impacts on Reported Revenues – We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period.

EITF 00-21 and Sale of Laboratory Automation Operations (“LAO”) Impact on Reported Revenues – EITF 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral.  Also, the assets of LAO were sold in the second quarter of 2003. LAO revenues were $5.9 million for the twelve months ended December 31, 2003. Excluding the impact of the adoption of EITF 00-21 and the revenues of LAO, revenue growth rates for the year ended December 31, 2004 for Clinical Diagnostics, Biomedical Research and Total Beckman would have been 11.4%, 6.4% and 9.9%, respectively.

Coulter escrow settlement – In the first quarter of 2003, a non-taxable credit of $28.9 million, offset by related pretax expenses of $2.0 million ($1.2 million after taxes), was recorded resulting in a net credit of $27.7 million after taxes for the twelve months ended December 31, 2003. This amount resulted from the settlement of an escrow account created as part of the 1997 acquisition of Coulter Corporation.

Flextronics Litigation Settlement and Related Expenses – In the fourth quarter of 2003, the company recorded a $23.0 million ($13.9 million after taxes) settlement received from Flextronics related to a lawsuit originally filed in 2001 seeking damages for breach of contract and other claims.  During the quarter and twelve months ended December 31, 2003, the company incurred approximately $3.4 million and $5.6 million, ($2.0 million and $3.3 million after taxes) respectively, of direct and incremental costs in SG&A expense related to this litigation.

Restructure Charge – In the first quarter of 2003, a pretax restructure charge of $18.5 million ($11.8 million after taxes) for the twelve months ended December 31, 2003 was recorded in association with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.

EITF 00-21 Adoption Impact on Net Income – EITF 00-21 was adopted in the third quarter of 2003.  The revenue deferral of $4.0 million less $3.0 million for the estimated costs that would have been accrued to costs of goods sold under the company’s previous method of accounting resulted in a net $0.7 million after tax reduction of net income for the twelve months ended December 31, 2003.

Advanced Technology Investment – In the fourth quarter of 2003, the company utilized a portion of the proceeds from the Flextronics settlement and invested approximately $0.8 million in an advanced technology for clinical diagnostics.  The amount was charged to research and development expense as the technology is in its early stages.  The impact of this investment resulted in an after tax charge of $0.5 million for the quarter and year ended December 31, 2003.

Net Income and Diluted EPS were impacted by the above item as follows:

	Three Months Ended December 31, 2003		Twelve Months Ended December 31, 2003
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$70.4	$1.07	$207.2	$3.21
Coulter escrow settlement	—		(27.7)
Flextronics litigation	(13.9)		(13.9)
Flextronics related expenses	2.0		3.3
Restructure charge	—		11.8
EITF 00-21 adoption	—		0.7
Advanced Technology investment	0.5		0.5
Non-GAAP	$59.0	$0.90	$181.9	$2.82

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